                                                                    EXHIBIT 12.1

                              PHASE METRICS, INC.

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


                                                                               YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------------
                                                               1994       1995       1996       1997        1998
                                                               ----     -------   --------    --------    --------
Earnings:
  Income (loss) before income taxes and extraordinary items... $  943   $ 6,193   $(19,842)   $ (9,812)   $(66,506)
  Fixed charges:
    Interest expense..........................................    651     5,625      8,448      11,573      14,456
    Rental expense interest factor(1).........................     60       178      1,133       1,700       1,600
                                                               ------   -------   --------    --------    --------
       Total fixed charges....................................    711     5,803      9,581      13,273      16,056
                                                               ------   -------   --------    --------    --------
Earnings (loss) available to cover fixed charges.............. $1,654   $11,996   $(10,261)   $  3,461    $(50,450)
                                                               ======   =======   ========    ========    ========

Combined fixed charges and preferred stock dividend
 requirements................................................. $1,598   $10,390   $ 14,581    $ 18,145    $ 19,337
                                                               ======   =======   ========    ========    ========

Ratio of earnings (loss) to fixed charges(2)..................    1.0x      1.2x        --          --          --
                                                               ======   =======   ========    ========    ========

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(1)  The portion of operating lease rental expense that is representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(2) For the years ended December 31, 1996, 1997 and 1998, earnings were inadequate to cover Fixed Charges by $24.8 million, $12.7 million and $69.8 million, respectively.